EXHIBIT 99

UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592

United Community Financial Corp. Announces
Increased Earnings for Second Quarter and First Six Months of 2005

YOUNGSTOWN, Ohio (July 20, 2005) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $6.5 million, or $0.22 per diluted share, for the quarter ended June 30, 2005, compared to $5.0 million, or $0.17 per diluted share, for the quarter ended June 30, 2004. Annualized return on average equity for the second quarter of 2005 was 10.09% versus 8.12% for the same period in 2004.

Net income was $11.4 million, or $0.39 per diluted share, for the first six months of 2005, compared to $10.5 million, or $0.35 per diluted share, for the first six months of 2004. Annualized return on average equity for the six months ending June 30, 2005 was 8.86%, an increase of 80 basis points over the six months ended June 30, 2004.

“We are pleased with the results of the second quarter,” said Douglas M. McKay, Chairman and Chief Executive Officer. “We continue to make progress in our core community banking strategy of growing loans and deposits as well as in building our overall financial services capabilities. The second quarter Return on Average Equity of 10.09% is an indication of our focus on delivering consistant value to shareholders.”

Second Quarter Results

Net interest income for the second quarter increased $1.2 million, to $19.3 million, from $18.2 million in the second quarter of 2004. This change was due primarily to an increase in interest earned on net loans of $4.6 million. Interest earned on other interest-earning assets such as securities, margin accounts and loans held for sale also contributed to the increase. These increases were offset partially by increases in interest expense on deposits of $2.2 million and other borrowed funds of $1.8 million.

The average balance of net loans continued to rise with an increase of $243.1 million in the second quarter of 2005 compared to the second quarter of 2004. Deposits and other borrowed funds also continued to increase as well. The average balance of deposits increased $107.5 million and other borrowed funds increased $129.4 million.

The net interest margin for the second quarter of 2005 was 3.44% compared to 3.64% for the same period a year ago. The 20 basis point decrease in the margin is attributable to funding costs rising faster than the yield earned on interest earning assets.

The provision for loan losses decreased $951,000 for the three months ended June 30, 2005, compared to the same period in 2004. The decrease was a result of management’s review of the allowance for loan losses after consideration was given to economic and delinquency trends and other portfolio factors.

Total non-interest income increased $1.6 million to $10.3 million for the three months ended June 30, 2005, compared to $8.7 million for the same period in 2004. Brokerage commissions increased $708,000, service fees increased $374,000 and underwriting and investment banking fees increased $285,000.

Non-interest expense increased $1.6 million due largely to an increase in salaries and employee benefits of $1.4 million. Approximately half of the increase is attributable to Butler Wick and the remaining to Home Savings. The increase at Butler Wick is a result of commissions paid for increased brokerage activity. Further, Home Savings has experienced higher healthcare costs along with the salaries incurred with the growth of the Wholesale Lending and Non-deposit Investment Services Departments. Both departments were established at the end of 2004.

The provision for income tax for the second quarter of 2005 was $3.3 million compared to $2.7 million for the same quarter in 2004, due to higher pre-tax income for the quarter.

Year-to-date Results

Net interest income for the first six months of 2005 increased $1.9 million, or 5.3% over the first six months of 2004. The increase is due largely to an increase of $8.0 million in interest earned on loans offset by increases in interest expense on deposits of $3.7 million and in interest expense on other borrowed funds of $3.3 million. The increase in interest earned on loans is a result of an increase in the average balance of net loans of $239.1 million over the same period last year. The increase in interest expense on deposits and other borrowings is a result of the increased funding needs to accommodate growth in the loan portfolio.

The Company’s net interest margin for the first six months of 2005 was 3.45%, which represents a decrease of 25 basis points compared to the first six months of 2004. The compression in interest margin is a result of funding costs continuing to rise at a faster pace than the yield on interest earning assets.

The provision for loan losses decreased $777,000, or 42.5% for the six months ended June 30, 2005 compared to the six months ended June 30, 2004. The provision for loan losses is monitored closely by management and adjusted regularly for such factors as delinquency rates, collateral securing loans and the overall economic environment in which the Company does business.

Non-interest income increased $165,000 for the first six months of 2005 compared to the first six months of 2004. The increase is due to higher brokerage commissions received in 2005 and increased service fees earned by Home Savings and Butler Wick. These increases were offset partially by decreases in gains on securities and loans sold.

Non-interest expenses rose $1.8 million during the first six months of 2005 compared to the same period in 2004. An increase in salaries and employee benefits of $1.3 million contributed to the increase. Also increasing were other expenses consisting, in part, of legal and audit fees. These increases were offset substantially by a decrease in advertising expense of $361,000.

The change in the provision for income taxes is a result of changes in pre-tax income reported by the Company. During the six months ended June 30, 2005, the Company recorded a $5.8 million provision for income taxes. This is an increase of $197,000 over the six months ended June 30, 2004.

Financial Condition

United Community’s return on average assets and return on average equity were 0.97% and 8.86%, respectively, for the six months ended June 30, 2005. The returns on average assets and average equity were 1.00% and 8.06%, respectively, for the six months ended June 30, 2004.

Total assets increased by $134.3 million, or 5.9%, to $2.4 billion at June 30, 2005, compared to $2.3 billion at December 31, 2004. The net change in assets was a result of increases of $176.7 million in net loans, $5.6 million in trading securities, $1.9 million in premises and equipment, $1.5 million in real estate owned and other repossessed assets and $1.2 million in accrued interest receivable, offset by decreases of $33.9 million in loans held for sale and $18.1 million in available for sale securities. Total liabilities increased $129.3 million primarily as a result of a $67.5 million increase in borrowed funds and a $60.9 million increase in deposits.

Net loans increased $176.7 million, or 9.7%, from December 31, 2004 to June 30, 2005. Home Savings had increases of $72.2 million in real estate loans, $64.4 million in construction loans, $31.4 million in consumer loans and $8.0 million in commercial loans. The allowance for loan losses decreased $761,000 at June 30, 2005 to $15.1 million from $15.9 million at December 31, 2004. The allowance for loan losses is monitored closely and may be increased or decreased depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries, and potential risk in the portfolios. The allowance for loan losses as a percentage of total loans was 0.75% at June 30, 2005, compared to 0.87% at December 31, 2004.

The increase in deposits is attributable primarily to an increase in certificates of deposit at Home Savings due to favorable interest rates provided to customers within Home Savings’ market area. The increase in borrowed funds was due to an increase primarily in short-term borrowings to fund loan growth in excess of deposit growth.

Total shareholders’ equity increased $5.0 million from December 31, 2004 to June 30, 2005, largely due to earnings for the year, offset partially by treasury stock purchases, unrealized losses in the available for sale investment portfolio and dividends paid to shareholders. Tangible book value and book value as of June 30, 2005, were $7.13 and $8.30 per share, respectively. For the period ending December 31, 2004, tangible book value and book value were $6.92 and $8.09 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 36 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community’s web site: www.ucfconline.com.

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When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	June 30, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$37,818	$40,281
Securities	218,196	230,720
Federal Home Loan Bank stock, at cost	23,376	22,842
Loans held for sale	25,221	59,099
Loans:
Real estate	1,219,468	1,147,261
Construction	412,816	348,423
Consumer	299,000	267,646
Commercial	76,535	68,523
Allowance for loan losses	(15,116)	(15,877)
Real estate owned and other repossessed assets	3,133	1,682
Goodwill	33,593	33,593
Core deposit intangible	2,532	2,887
Cash surrender value of life insurance	21,828	21,406
Other assets	63,699	59,302

Total assets	$2,422,099	$2,287,788

LIABILITIES
Deposits:
Interest-bearing	$1,497,755	$1,437,987
Noninterest-bearing	86,143	84,965
Other borrowed funds:
Short-term	409,415	275,583
Long-term	141,587	207,920
Other liabilities	29,851	28,981

Total liabilities	2,164,751	2,035,436

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at June 30, 2005	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	143,010	142,337
Retained earnings	200,190	193,690
Accumulated other comprehensive income	34	1,063
Unearned compensation	(14,019)	(14,930)
Treasury stock, at cost; 6,793,231 and 6,602,477 shares, respectively	(71,867)	(69,808)

Total shareholders’ equity	257,348	252,352

Total liabilities and shareholders’ equity	$2,422,099	$2,287,788

Book value per share	$8.30	$8.09
Tangible book value per share	$7.13	$6.92

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$32,853	$27,639	$63,618	$54,714
Interest expense	13,518	9,488	25,529	18,554

Net interest income	19,335	18,151	38,089	36,160

Provision for loan losses	418	1,369	1,051	1,828
Noninterest income:
Brokerage commissions	4,603	3,895	9,227	8,547
Service fees and other charges	3,073	2,699	6,190	5,589
Underwriting and investment banking	487	202	607	574
Net gains (losses):
Securities	249	309	270	1,146
Loans sold	651	788	899	1,689
Other	52	12	56	3
Other income:	1,182	761	1,913	1,449

Total noninterest income	10,297	8,666	19,162	18,997

Noninterest expense:
Salaries and employee benefits	12,510	11,153	25,122	23,819
Occupancy	968	919	2,015	1,834
Equipment and data processing	2,175	2,201	4,504	4,535
Amortization of core deposit intangible	169	229	355	486
Other noninterest expense	3,577	3,268	7,059	6,611

Total noninterest expense	19,399	17,770	39,055	37,285

Income before taxes	9,815	7,678	17,145	16,044
Income taxes	3,317	2,676	5,766	5,569

Net income	$6,498	$5,002	$11,379	$10,475

Basic earnings per share	$0.23	$0.17	$0.40	$0.35
Diluted earnings per share	$0.22	$0.17	$0.39	$0.35
Dividends paid per share	$0.0825	$0.075	$0.165	$0.15

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	December 31,
	2005	2005	2004
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,116, $15,773 and $15,877, respectively)	$1,951,085	$1,853,715	$1,788,141
Loans held for sale	23,435	47,709	65,910
Securities	230,663	223,623	226,122
Other interest-earning assets	26,524	26,526	26,447
Total interest-earning assets	2,247,139	2,166,897	2,106,620
Total assets	2,387,943	2,305,007	2,257,697
Certificates of deposit	904,932	845,650	820,739
Interest-bearing checking, demand and savings accounts	571,569	599,008	619,847
Other interest-bearing liabilities	525,317	485,558	447,762
Total interest-bearing liabilities	2,001,818	1,930,216	1,888,348
Noninterest-bearing deposits	88,308	85,411	82,719
Total noninterest-bearing liabilities	128,425	118,594	118,727
Total liabilities	2,130,243	2,048,810	2,007,075
Shareholders’ equity	257,700	256,197	250,620
Common shares outstanding for basic EPS calculation	28,779	28,815	28,724
Common shares outstanding for diluted EPS calculation	29,100	29,140	29,114

SUPPLEMENTAL LOAN DATA:

Loans originated	$377,147	$289,680	$270,835
Loans purchased	83,127	71,240	74,947
Loans sold	50,575	44,765	49,750
Loan chargeoffs	1,608	762	7,885
Recoveries on loans	533	25	317

	As of	As of	As of
	June 30,	March 31,	December 31,
	2005	2005	2004
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$25,003	$27,233	$19,225
Restructured loans	1,204	1,697	1,366
Real estate owned and other repossessed assets	3,133	2,980	1,682
Total nonperforming assets	30,341	32,134	23,864
Mortgage loans serviced for others	692,530	677,833	666,997
Securities trading, at fair value	37,899	37,419	32,316
Securities available for sale, at fair value	180,297	184,283	198,404
Federal Home Loan Bank stock, at cost	23,376	23,096	22,842

Number of full time equivalent employees	819	799	789

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.46%	8.43%	8.36%
Tier 1 risk-based capital ratio	10.04%	10.02%	9.88%
Total risk-based capital ratio	10.83%	10.87%	10.75%